Exhibit 5.1

February 15, 2012

EV Energy Partners, L.P.

1001 Fannin Street, Suite 900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for EV Energy Partners, L.P., a Delaware limited partnership (the “Partnership”) in connection with the proposed offering and sale by the Partnership of 3,500,000 common units (the “Firm Units”) and up to an additional 525,000 common units pursuant to the Underwriters’ option to purchase additional common units (the “Option Units” and together with the Firm Units, the “Units”) pursuant to that certain Underwriting Agreement dated February 10, 2012 (the “Underwriting Agreement”) by and among the Partnership, EV Energy GP, L.P., EV Management, LLC, EV Properties, L.P., EV Properties GP, LLC, on the one hand, and Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC as representatives of the underwriters named therein (the “Underwriters”), on the other hand.

In connection with the rendering of the opinions hereinafter set forth, we have examined (i) executed copies of the organizational documents of the Partnership; (ii) the Registration Statement on Form S-3 (Registration No. 333-172593) with respect to the Units being sold by the Partnership (the “Registration Statement”); (iii) the prospectus included in the Registration Statement dated March 3, 2011 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated February 10, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); and (v) partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will be automatically effective upon filing with the Securities and Exchange Commission, and all Units will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Units, when issued and delivered on behalf of the Partnership against payment therefore in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

Haynes and Boone, LLP